FOR IMMEDIATE RELEASE	For More Information Contact:
July 19, 2006	Cynthia Jamison, (864) 984-8395
cjamison@palmettobank.com

Palmetto Bancshares, Inc. Reports
6% Year-to-Date Earnings Increase

UPSTATE, SC - Leon Patterson, chairman and chief executive officer of Palmetto Bancshares, Inc., parent company for The Palmetto Bank, reported net income for the six months ended June 30, 2006 was $7.4 million compared with $7.0 million reported the same period of 2005, an increase of 6%.  Diluted earnings per share were $1.15, as compared with $1.08 per share when comparing the same periods. For the second quarter of 2006, reported net income was $3.7 million, a 5% increase over the same period in 2005.  Net income per diluted share was $.58, a 5% increase over the $.55 per share reported in the second quarter of 2005.

Total assets at June 30 grew 6% to $1.1 billion, an increase of $64.1 million over the same period in 2005.  At June 30, 2006, loans increased 7% to $892.4 million, while deposits rose to $1.0 billion, a 12% increase over the same period in 2005.  "We are pleased with the Bank's consistently strong performance during this past quarter and the past six months," said Leon Patterson, chairman and chief executive officer.  "We are in preparation for the opening of our new Boiling Springs office - our sixth location in Spartanburg County.  We look forward to the added growth the location will bring to our company."

Celebrating 100 years of service in the Upstate, The Palmetto Bank manages $1.8 billion in assets including Commercial Banking, Trust and Investment Group and Mortgage Servicing.  The Palmetto Bank is the fifth largest independent state-chartered commercial bank in South Carolina with 31 locations throughout the Upstate counties of Abbeville, Anderson, Cherokee, Greenville, Greenwood, Laurens, Oconee, Pickens and Spartanburg.

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